      As filed with the Securities and Exchange Commission on May 8, 1996

                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ----------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                  ----------


                          THE B.F.GOODRICH COMPANY
            (Exact name of registrant as specified in its charter)

           New York                                             34-0252680
 (State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                  ----------

                             3925 Embassy Parkway
                            Akron, Ohio 44333-1799
                                (330) 374-3985
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Nicholas J. Calise, Secretary
                          The B.F.Goodrich Company
                             3925 Embassy Parkway
                            Akron, Ohio 44333-1799
                                (330) 374-3778
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 -----------

                                  COPIES TO:

       Frank L. Schiff                               Robert H. Craft, Jr.
        White & Case                                 Sullivan & Cromwell
1155 Avenue of the Americas                     1701 Pennsylvania Avenue, N.W.
  New York, New York 10036                          Washington, D.C. 20006

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        From time to time after the effective date of this Registration Statement as determined by market conditions.
                             --------------------
        IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE
FOLLOWING BOX. [ ]
        IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN
CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]
        IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
        IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
        IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO
RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                  ----------

                                             CALCULATION OF REGISTRATION FEE
===================================================================================================================================
            TITLE OF EACH CLASS                             PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
               OF SECURITIES            AMOUNT TO BE         OFFERING PRICE           AGGREGATE           REGISTRATION
             TO BE REGISTERED           REGISTERED(1)          PER UNIT(2)       OFFERING PRICE(1)(2)         FEE
- -----------------------------------------------------------------------------------------------------------------------------------
DEBT SECURITIES ....................    $150,000,000             100%               $150,000,000           $51,724.13
===================================================================================================================================

(1)     OR, IF ANY DEBT SECURITIES ARE ISSUED AS AN ORIGINAL ISSUE DISCOUNT OR WITH A PRINCIPAL AMOUNT DENOMINATED IN A FOREIGN
        CURRENCY OR CURRENCY UNIT, SUCH PRINCIPAL AMOUNT AS SHALL RESULT IN AN AGGREGATE INITIAL OFFERING PRICE THE EQUIVALENT
        OF $150,000,000 AT THE TIME OF INITIAL OFFERING.
(2)     ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457 UNDER THE SECURITIES ACT.
                                                       --------------------
                Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the prospectus which is a part of this Registration Statement includes all the information currently required in a prospectus relating to the securities covered by Registration Statement No. 33-65658 of the Company, and such combined prospectus constitutes Post-Effective
        Amendment No. 3 to, and will be used in connection with, Registration Statement No. 33-65658.  The amount of Securities carried forward from Registration Statement No. 33-65658 is $151,000,000, in respect of which the Registrant has previously paid a filing fee of $47,187.50.
        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
        EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
        STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS
        REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY
        DETERMINE.
====================================================================================================================================

                               EXPLANATORY NOTE

        The Prospectus Supplement entitled "$300,000,000 Medium-Term Notes, Series A" included in this Registration Statement will be used in connection with offerings registered by this Registration Statement and by the Registration Statement that is post-effectively amended by this Registration Statement pursuant to Rule 429.

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY __, 1996

                                  $300,000,000

                            THE B.F.GOODRICH COMPANY
                          MEDIUM-TERM NOTES, SERIES A
                  DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE
                            ------------------------

    The B.F.Goodrich Company may offer from time to time its Medium-Term Notes, Series A in an aggregate principal amount of up to $300,000,000. Each Note will mature on a day more than nine months from its date of issue, as selected by the purchaser and agreed to by the Company. Unless otherwise indicated herein or in the applicable Pricing Supplement, the Notes will not be redeemable prior to maturity by the Company and will not be subject to repayment prior to maturity at the option of the holders thereof and will be issued in registered form in denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Each Note will be represented either by a Global Note registered in the name of The Depository Trust Company, as depositary, or a nominee thereof, or by a certificate issued in definitive form, as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be exchangeable for Certificated Notes except under the circumstances described under "Description of Notes--Book-Entry System" herein.

    Interest rates and interest rate formulae are subject to change by the Company but no such change will affect any Note already issued or which the Company has agreed to issue. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate or at a floating rate determined by reference to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Note. Certain Notes issued at a discount from the principal amount payable at maturity thereof may provide that holders of such Notes will not receive periodic payments of interest. See "Description of Notes--Original Issue Discount Notes".

    Unless otherwise indicated in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable each April 15 and October 15 and at maturity or upon any earlier redemption or repayment and interest on Floating Rate Notes will be payable on the dates indicated herein and in the applicable Pricing Supplement. See "Description of Notes--Interest and Interest Rates".
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
        SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH
           IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.

                                              PRICE TO             AGENTS'                  PROCEEDS TO
                                              PUBLIC(1)         COMMISSIONS(2)             COMPANY(2)(3)
                                            -------------    --------------------    --------------------------
Per Note................................        100%             .125-1.000%               99.875-99.000%
Total...................................    $300,000,000     $375,000-$3,000,000     $299,625,000-$297,000,000

- ---------------

(1) Unless otherwise indicated in a Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The Company will pay a commission to the Agents from .125% to 1.000% of the principal amount of any Note, depending upon its maturity, sold through such Agents (or sold to such Agents as principal in circumstances in which no other discount is agreed upon). The Company may also sell Notes to any Agent at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale or otherwise, as determined by such Agent. Unless otherwise indicated in an applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. See "Supplemental Plan of Distribution".

(3) Before deducting other expenses payable by the Company, estimated at
    $210,000.
                            ------------------------

    The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Company also may sell Notes to any Agent acting as principal for resale to investors or other purchasers and may sell Notes directly to investors on its own behalf in jurisdictions where it is authorized to do so. No commission will be payable nor will a discount be allowed on any direct sales by the Company. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any Agent may reject any offer to purchase Notes, in whole or in part. See "Supplemental Plan of Distribution".
                            ------------------------
GOLDMAN, SACHS & CO.

           CITICORP SECURITIES, INC.
                       J.P. MORGAN & CO.
                                  MORGAN STANLEY & CO.
                                           INCORPORATED
                                            NATIONSBANC CAPITAL MARKETS, INC.
                            ------------------------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY __, 1996.

IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which reference is hereby made. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below, except that references to interest payments and interest-related information do not apply to certain Original Issue Discount Notes (as defined below).

GENERAL

     The Pricing Supplement relating to a Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note (each as defined below); (ii) the price at which such Note will be issued (the "Issue Price"); (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the date on which such Note will mature (the "Maturity Date"); (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (vi) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Payment Dates, the Index Maturity, the Spread and/or Spread Multiplier, if any (each as defined below) and any other terms relating to the particular method of calculating the interest rate for such Note; (vii) whether such Note is an Original Issue Discount Note and whether it has been issued with original issue discount for United States Federal income tax purposes; (viii) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to maturity as described under "Optional Redemption" and "Repayment at the Noteholders' Option; Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of any Original Issue Discount Notes, the information necessary to determine the amount due upon redemption or repayment;
(ix) any relevant material tax consequences associated with the terms of such Note which have not been described in "United States Tax Considerations" below; and (x) any other terms of such Note not inconsistent with the provisions of the Indenture.

     The Notes will be issued under an Indenture, dated as of May 1, 1991, between The B.F.Goodrich Company (the "Company") and Harris Trust and Savings Bank (the "Trustee"), as the same may be amended or supplemented from time to time (said Indenture, as so supplemented, referred to herein as the "Indenture"). The following summaries of certain provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. The Notes are limited to an aggregate principal amount of $300,000,000.

     Each Fixed Rate Note will mature on a day more than nine months from the date of issue, as specified in the applicable Pricing Supplement, as selected by the initial purchaser and agreed to by the Company. In the event that such maturity date of any Fixed Rate Note or any date fixed for redemption or repayment of any Fixed Rate Note is not a Business Day (as defined below), principal and interest payable at maturity or upon such redemption or repayment will be paid on the next succeeding Business Day with the same effect as if such Business Day were the maturity date or the date fixed for redemption or repayment and no interest shall accrue for the period from and after the maturity date or date fixed for redemption or repayment to such next succeeding Business Day.

     Each Floating Rate Note will mature on an Interest Payment Date (as defined below) more than nine months from the date of issue as specified in the applicable Pricing Supplement, as selected by the initial purchaser and agreed to by the Company. In the event that the Maturity Date of any Floating Rate Note or any date fixed for redemption or repayment of any Floating Rate Note is not a Business Day, the required payment of principal, premium, if any, or interest otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period from and after the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

     Unless the applicable Pricing Supplement provides otherwise, the Notes will be issuable only in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

     The Notes will be offered on a continuing basis, and each Note will be issued initially as either a global note (a "Book-Entry Note") registered in the name of The Depository Trust Company, as depositary (the "Depositary") or a nominee thereof, or a certificate issued in definitive form (a "Certificated Note").

     Principal of, premium, if any, and interest on the Notes will be payable, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes bearing identical terms and provisions at the offices of the Trustee, currently located at 77 Water Street, New York, New York. Notwithstanding the foregoing, payment of interest, other than interest at maturity or upon redemption or repayment, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears on the security register at the close of business on the Regular Record Date corresponding to the relevant Interest Payment Date. Notwithstanding the foregoing, the Depositary, as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds. Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Description of Notes--Book-Entry System" herein.

     The principal and interest payable on each Note at maturity or upon redemption or repayment will be paid by check mailed to the address of the person entitled thereto against presentation of the Note at the office of the Trustee, unless otherwise provided in the applicable Pricing Supplement.

INTEREST AND INTEREST RATES

     Each Note will bear interest at either (a) a fixed rate (the "Fixed Rate Notes") or (b) a floating rate determined by reference to an interest rate formula (the "Floating Rate Notes"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period; and (ii) a minimum interest rate limitation, or floor, on the rate at which interest may accrue during any interest period. The applicable Pricing Supplement will designate one of the following interest rate bases as applicable to each Note: (a) a fixed rate per annum, in which case such Note will be a "Fixed Rate Note"; (b) the CD Rate, in which case such Note will be a "CD Rate Note"; (c) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note"; (d) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note"; (e) LIBOR, in which case such Note will be a "LIBOR Note"; (f) the Prime Rate, in which case such Note will be a "Prime Rate Note"; (g) the Treasury Rate, in which case such Note will be a "Treasury Rate Note"; or (h) such other interest rate formula as is set forth in such Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Note will be equal to (a) in the case of a Fixed Rate Note, a fixed rate; or (b) in the case of a Floating Rate Note, either (i) the interest rate determined by reference to the specified interest rate formula (as specified in the applicable Pricing Supplement), plus or minus the Spread, if any, and/or (ii) the interest rate determined by reference to the specified interest rate formula, multiplied by the Spread Multiplier, if any, plus or minus the Spread, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate of such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note. The "Base Rate" is the rate specified, or determined according to a formula specified, in the applicable Pricing Supplement.

     Each Note will bear interest from its Original Issue Date or, except as otherwise specified herein with respect to certain Floating Rate Notes, from the most recent date to which interest on such Note has been paid or duly provided for, at the annual rate, or at a rate determined pursuant to an interest rate formula, stated therein, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date (except for certain Original Issue Discount Notes and except for Notes originally issued between a Regular Record Date and an Interest Payment Date) and at maturity or on redemption or repayment, if any.

     Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date; provided, however, that (i) if the Company fails to pay such interest on such Interest Payment Date, such defaulted interest will be paid to the person in whose name such Note is registered at the close of business on the record date to be established for the payment of defaulted interest and (ii) interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date. Interest rates and interest rate formulae are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes". The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and in such Note, and, unless otherwise specified in the applicable Pricing Supplement, each Regular Record Date for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

     Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States Federal law of general application.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be on April 15 and October 15 of each year and the Regular Record Dates will be on the last day of March and September of each year. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date, the Maturity Date or redemption or repayment date is not a Business Day (as defined below under "Floating Rate Notes"), payment of interest, premium, if any, or principal payable on Fixed Rate Notes will be made on the next succeeding Business Day and no interest shall accrue for the period from and after such Interest Payment Date or the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

FLOATING RATE NOTES

     Except as provided below and unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable (i) in the case of Floating Rate Notes with a daily, weekly, or monthly Interest Reset Date (as defined below) on (a) the third Wednesday of each month or (b) on the third Wednesday of June and December of each year or (c) on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year; (iii) in the case of Floating Rate Notes with a semi-annual Interest Reset Date, on the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and (iv) in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement. If any Interest Payment Date (other than the Maturity Date or any redemption or repayment date) for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Payment Date for such Floating Rate Notes shall be postponed to the next day that is a Business Day and interest shall accrue to such next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date or any earlier redemption or repayment date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, or interest otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period from and after the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

     "Business Day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York.

     An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

     "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The applicable Pricing Supplement will specify the issue price, the interest rate basis, the interest payment period, the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: the period to maturity of the instrument or obligation on which the interest rate formula is based (the "Index Maturity"), Initial Interest Rate (as defined below), Interest Payment Dates, Regular Record Dates and Interest Reset Dates with respect to such Note.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be, in the case of Floating Rate Notes which are reset daily, each Business Day; in the case of Floating Rate Notes which are reset weekly, the Wednesday of each week; in the case of Floating Rate Notes which are reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which are reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which are reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which are reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (i) the interest rate in effect from the Original Issue Date to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as set forth in the applicable

Pricing Supplement, (ii) except in the case of Floating Rate Notes which are reset daily or weekly, the interest rate in effect for the ten calendar days immediately prior to maturity or redemption or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption or repayment date and (iii) in the case of Floating Rate Notes which are reset daily or weekly, the interest rate in effect for the period beginning on the second Business Day immediately prior to maturity or redemption or repayment and ending on such maturity, redemption or repayment date will be that in effect on the second Business Day preceding such maturity, redemption or repayment date. If the Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for a CD Rate Note (the "CD Interest Determination Date"), a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a Federal Funds Rate Note (the "Federal Funds Interest Determination Date") or a Prime Rate Note (the "Prime Interest Determination Date") will be the second Business Day prior to the Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day next preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments on an Interest Payment Date for a Floating Rate Note will include interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid with respect to such Floating Rate
Note) to, but excluding, such Interest Payment Date. However, if the Interest Reset Dates with respect to such Note are daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which the principal of such Note is payable, will include interest accrued only from, and excluding, the next preceding Regular Record Date to which interest has been paid (or from, and including, the Original Issue Date if no interest has been paid with respect to such Floating Rate Note) to, and including, the Regular Record Date preceding the next applicable Interest Payment Date, except that the interest payment at maturity or upon redemption or repayment will include interest accrued to, but excluding, such Maturity Date or redemption or repayment date, as the case may be. Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a Note by an accrued interest factor. The accrued interest factor is computed by adding together the interest factors calculated for each day from the Original Issue Date, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the immediately preceding Interest Reset

Date, subject in either case to any maximum or minimum interest rate limitation referred to above and to any adjustment by a Spread or a Spread Multiplier referred to above.

     Unless otherwise provided for in the applicable Pricing Supplement, Harris Trust and Savings Bank will be the Calculation Agent (the "Calculation Agent", which term includes any successor calculation agent appointed by the Company), and for each Interest Reset Date will determine the interest rate as described below. The Calculation Agent will notify the Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The Trustee will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if applicable, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date relative to such Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date (or, if such day is not a Business Day, the next succeeding Business Day) or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

     Interest Rates will be determined by the Calculation Agent as follows:

     CD Rate Notes. CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)", or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, for certificates of deposit in the denomination of $5,000,000 with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major U.S. money center banks of the highest credit standing in the market for negotiable certificates of deposit; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the rate of interest in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in the preceding sentence, the rate of interest in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                              D X 360
    MONEY MARKET YIELD =   --------------  X 100
                           360 -- (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds as of 11:00 a.m., New York City time, on such Interest Determination Date arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the rate of interest in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

     LIBOR Notes. LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Date will be determined by the Calculation Agent as follows:

          (a) LIBOR will be, as specified in the applicable LIBOR Note, either
     (i) the arithmetic mean of the offered rates for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters") or (ii) the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that Interest Determination Date, that appears on the Telerate Page 3750, as of 11:00 a.m., London time, on that Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for deposits in the Index Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in such LIBOR Note, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (b) below.

          (b) With respect to an Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in
     (a)(i) above, or on which no rate appears on Telerate Page 3750, as specified in (a)(ii) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 a.m., London time, on that Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("LIBOR Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following that Interest Determination Date and in a principal amount that is representative of a single transaction in such Index Currency in such market at such time. The Calculation Agent will request the principal London office of each of the LIBOR Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., or such other time specified in the applicable Pricing Supplement, in the applicable Principal Financial Center (as defined below), on that Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks having the Index Maturity designated in the applicable pricing supplement, commencing on the second London Business Day immediately following that Interest Determination Date and in a principal amount equal to an amount that is representative of a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Determination Date will be the rate of LIBOR in effect on such date.

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche marks, Italian lira, Swiss francs, Dutch gilders and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Milan, Zurich, Amsterdam and Luxembourg, respectively.

     Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the display designated as page "USPRIME1" on the Reuters Monitor Money Rate Service (or such other page as may replace the USPRIME1 page on such service for the purpose of displaying prime rates of major New York City banks (the "Reuters Screen USPRIME1 Page")) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to quote such rate or rates.

     If in any month or two consecutive months the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding paragraph, the "Prime Rate" for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the Spread, if any, shall be the number of basis points specified in the applicable Pricing Supplement as the "Alternate Rate Event Spread".

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable
Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills
- -- auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary U.S. government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

ORIGINAL ISSUE DISCOUNT NOTES

     Original Issue Discount Notes are Notes issued at a discount from the principal amount payable at maturity and which may be considered to be issued with original issue discount which must be included in income for United States Federal income tax purposes at a constant rate. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately either (a) as described under "Description of the Securities -- Events of Default, Waiver and Notice" in the accompanying Prospectus, or (b) pursuant to any redemption, in either such case the amount of principal due and payable with respect to such Note shall be limited to the Issue Price of such Note (plus, in the case of a redemption, the premium to par, if any, specified in the applicable Pricing Supplement), plus the original issue discount amortized with respect to such Note from the Original Issue Date to the date of acceleration or redemption, which amortization shall be calculated using the "constant yield method" (computed in accordance with the rules under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, in effect on the date of acceleration or redemption) plus, in the case of a redemption, the premium, if any, specified in the applicable Pricing Supplement.

OPTIONAL REDEMPTION

     The Pricing Supplement will indicate either that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption shall be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books of the Company.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its Maturity Date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment.

     In order for such a Note to be repaid, the Trustee must receive at least 30 days but not more than 60 days prior to the repayment, (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States which must set forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the

Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Trustee not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter from a member of a national securities exchange or a member of the NASD, or a commercial bank or trust company in the United States shall only be effective in such case, if such Note and form duly completed are received by the Trustee by such fifth Business Day. Exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by the Company may, at its discretion, be held, resold or surrendered to the registrar for cancellation.

BOOK-ENTRY SYSTEM

     As set forth in the applicable Pricing Supplement, Notes may be issued in the form of one or more fully registered Book-Entry Notes that will be deposited with the Depositary or a nominee thereof. In such case, one or more Book-Entry Notes will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Notes to be represented by such Book-Entry Note. Unless and until it is exchanged in whole or in part for Notes in definitive form, a Book-Entry Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

     Upon the issuance of a Book-Entry Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Book-Entry Note to the accounts of persons that have accounts with the Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Notes. Ownership of beneficial interests in a Book-Entry Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Book-Entry Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Book-Entry Note (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

     So long as the Depositary, or its nominee, is the registered owner of such Book-Entry Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Book-Entry Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Book-Entry Note will not be entitled to have the Notes represented by such Book-Entry Note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Notes represented by a Book-Entry Note registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Book-Entry Note. None of the Company, the Trustee or any paying agent for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Book-Entry Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that the Depositary, with respect to any Notes represented by a Book-Entry Note, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interest in such Book-Entry Note held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue Notes in definitive form in exchange for each Book-Entry Note. In addition, the Company may at any time and in its sole discretion determine not to have any of the Notes represented by one or more Book-Entry Notes and, in such event, will issue Notes in definitive form in exchange for all of the Book-Entry Notes representing such Notes.

     Upon issuance, all Fixed Rate Book-Entry Notes having the same Original Issue Date, interest rate, if any, ranking and Maturity Date will be represented by a single global Note, and all Floating Rate Book-Entry Notes having the same Original Issue Date, Initial Interest Rate, Base Rate, Interest Period, Interest Payment Dates, Interest Reset Dates, Index Maturity, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, and Maturity Date will be represented by a single global Note unless, in each such case, such Notes are to be represented by a master Note. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described above, Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

GOVERNING LAW AND JUDGMENTS

     The Indenture and Notes will be governed by and construed in accordance with the laws of the State of New York.

                        UNITED STATES TAX CONSIDERATIONS

     The following summary describes certain United States Federal income tax consequences relevant to a holder of a Note that is a citizen or resident of the United States, a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof, an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or a holder that otherwise is subject to United States Federal income taxation on a net income basis in respect of a Note (a "United States holder"). This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain Treasury Regulations, now in proposed form), all of which are subject to change. This summary deals only with United States holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that will hold Notes as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States Federal income tax purposes, persons that have a "functional currency" other than the U.S. dollar and persons that are not United States holders. Moreover, this summary does not address tax considerations applicable to Notes due more than 30 years from the Original Issue Date, the tax consequences of which will be addressed in the applicable Pricing Supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of the acquisition, holding and sale of Notes, including the application to their particular situation of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

PAYMENTS OF INTEREST

     Payments of "qualified stated interest" (as defined under "Notes with Original Issue Discount") on a Note generally will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting). A United States holder who uses the cash method of accounting and who holds a Note denominated in a currency other than U.S. dollars (a "foreign currency"), will be required to include in income the U.S. dollar value of the amount of interest income received (determined as of the time that such payment is received), regardless of whether such payment in fact is received in U.S. dollars or converted into U.S. dollars. A United States holder that uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income that has accrued during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, at the United States holder's election, at the spot rate of exchange on the last day of the accrual period. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. The average rate of exchange for an accrual period shall be a simple average of the spot exchange rates for each business day of such period (or other average exchange rate for the period reasonably derived and consistently applied by the holder). Such United States holder will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss.

PURCHASE, SALE AND RETIREMENT OF NOTES

     A United States holder's tax basis in a Note generally will equal the cost of such Note to such holder, increased by any amounts includible in income by the holder as original issue discount or market discount (if the United States holder elects to include such market discount in income on a current basis) and reduced by any amortized premium (each as described below) and any payments other than qualified stated interest (as defined below) made on such Note. In the case of a Note denominated in a foreign currency, the cost of such Note to a United States holder will be the U.S. dollar value of the foreign currency purchase price determined on the date of purchase. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a United States holder's tax basis in a Note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below for such adjustments. The conversion of U.S. dollars to a foreign currency and the immediate use of the currency to purchase a Note generally will not result in taxable gain or loss for a United States holder.

     Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the United States holder's tax basis in the Note. With respect to the sale, exchange or retirement of a Note denominated in a foreign currency, the amount realized generally will be the U.S. dollar value of the payment received determined on (i) the date of receipt of payment in the case of a cash basis taxpayer and (ii) the date of disposition in the case of an accrual basis taxpayer. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale.

     Except as discussed below with respect to market discount, short-term OID Notes and foreign currency gain or loss, or to the extent attributable to accrued but unpaid interest, gain or loss recognized by a United States holder on the sale, exchange or retirement of a Note generally will be long-term capital gain or loss if the United States holder has held the Note for more than one year at the time of disposition and will be short-term capital gain or loss if held for one year or less. United States holders generally may only offset capital losses against capital gains.

     Notwithstanding the foregoing, gain or loss recognized by a United States holder on the sale, exchange or retirement of a Note denominated in a foreign currency generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such Note.

NOTES WITH ORIGINAL ISSUE DISCOUNT

     Certain Notes, including Original Issue Discount Notes (collectively, "OID Notes"), may be considered to be issued with original issue discount, as such term is defined under the Code, and certain Treasury Regulations issued thereunder. A Note will be considered to be issued with original issue discount if such Note has a stated redemption price at maturity (as defined below) that exceeds its issue price (as defined below) by at least 0.25% of its stated redemption price at maturity multiplied by the number of complete years to the maturity for such Note. If the stated redemption price at maturity of a Note exceeds its issue price, but by less than this amount, such Note will be considered to have de minimis original issue discount and will not be an OID Note. United States holders of OID Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and the Treasury Regulations issued thereunder. On January 27, 1994, the Internal Revenue Service (the "Service") issued final Treasury Regulations regarding debt instruments issued with original issue discount (the "OID Regulations"). On December 16, 1994, the Service issued proposed Treasury Regulations regarding certain contingent debt instruments (the "Proposed Contingent Debt Regulations"). The Proposed Contingent Debt Regulations (i) provide rules regarding the taxation of debt instruments that provide for one or more contingent payments, (ii) provide for the integration of a contingent payment debt instrument or variable rate debt instrument with certain related hedges and (iii) propose amendments to the OID Regulations regarding certain variable rate debt instruments. However, the Proposed Contingent Debt Regulations would apply to a Note only if (i) the Proposed Contingent Debt Regulations are issued as final Treasury Regulations and (ii) such Note is issued 60 or more days after such final Treasury Regulations are issued. United States holders of such Notes should be aware that, as described in greater detail below, they generally must include original issue discount in income for United States Federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

     In general, each United States holder of an OID Note which matures more than one year from the issue date, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that Note calculated under a constant yield method for all days during the taxable year that the United States holder owns the Note. In addition, a United States holder will be required to include any "qualified stated interest" (as defined below) on such a Note in gross income (as interest) under the holder's regular method of tax accounting. The daily portions of original issue discount on an OID Note are determined by allocating to each day in any accrual period (generally any period that is elected by a holder, provided that each accrual period is no longer than one year and that each Interest Payment Date is the first or last day of the accrual period) a ratable portion of the original issue discount allocable to that accrual period. In the case of an initial holder, the amount of original issue discount on an OID Note allocable to each accrual period is generally determined by (i) multiplying the "adjusted issue price" (as defined below) of the Note at the beginning of the accrual period by the yield to maturity of the Note (adjusting the yield to take into account the length of the particular accrual period) and (ii) subtracting from that product the amount (if any) payable as "qualified stated interest" during that accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period will be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than "qualified stated interest" payments (if any) made with respect to such Note in all prior accrual periods. The "issue price" of a Note for this purpose is generally the first price at which a substantial amount of the Notes included in the particular issuance is sold to the public (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. The "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note other than qualified stated interest payments.

     Under the OID Regulations, interest payments on a "variable rate debt instrument" will be considered qualified stated interest. For this purpose, a
Note is a "variable rate debt instrument" if it (x) has an issue price that does not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) 0.015 multiplied by the product of such total noncontingent principal payments and the number of complete years to maturity of the Note and (ii) 15% of the total noncontingent principal payments and (y) provides for stated interest (compounded or paid at least annually) at the current value of (A) one or more qualified floating rates (as defined below);
(B) a single fixed rate followed by one or more qualified floating rates; (C) a single objective rate (as defined below); or (D) a single fixed rate and a single objective rate that is a qualified inverse floating rate (as defined below). The Proposed Contingent Debt Regulations would further require that, to qualify as a variable rate debt instrument, a Note must not provide for any principal payments that are contingent. Under the Proposed Contingent Debt Regulations, if a Note that provides for a variable rate of interest does not qualify as a variable rate debt instrument, such Note will be considered a "contingent payment debt instrument" subject to rules set forth in the Proposed Contingent Debt Regulations. A "qualified floating rate" is a floating rate under which variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated. A multiple of a qualified floating rate is not a qualified floating rate unless the relevant multiplier is (x) fixed at a number that is greater than zero but not more than 1.35 or (y) fixed at a number that is greater than zero but not more than 1.35, increased or decreased by a fixed rate. An "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on (i) one or more qualified floating rates; (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Note is denominated; (iii) the yield or changes in the price of one or more items of personal property (other than stock or debt of the issuer or a party related thereto), each of which is "actively traded" (within the meaning of the applicable statutory provisions); (iv) any combination of rates described in clauses (i) through (iii) above; or (v) other variable rates designated by the Service. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Under the Proposed Contingent Debt Regulations, an "objective rate" would be defined as a rate "other than a qualified floating rate" that is determined using a single fixed formula and that is based on objective financial or economic information, provided, however, that an objective rate would not include a rate based on information that is within the control of, or unique to the circumstances of, the issuer (or related party within the meaning of the applicable statutory provisions), such as dividends, profits or the value of the issuer's stock. A "qualified inverse floating rate" is an objective rate (1) that is equal to a fixed rate minus a qualified floating rate and (2) the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Under the OID Regulations, stated interest on a Note that is subject to a maximum or minimum interest rate limitation (i.e., a cap or floor), a restriction on the amount of increase or decrease in such rate (i.e., a governor) or other similar restrictions generally will not be treated as a qualified floating rate. However, a restriction will not cause a variable rate to fail to be a qualified floating rate if it is a cap, floor or governor that is fixed throughout the term of the Note or is a cap, floor, governor or similar restriction that is not reasonably expected on the issue date to cause the yield on the Note to be significantly less than (in the case of a cap), more than (in the case of a floor), or different from (in the case of a governor), the expected yield determined without such cap, floor or governor, as the case may be. A Note under which interest is payable pursuant to a variable rate that fails to qualify as a qualified floating rate or an objective rate will be considered under the OID Regulations to have been issued with original issue discount.

     Generally, the rules for determining the amount and accrual of original issue discount and qualified stated interest on a variable rate debt instrument provide for the conversion of such debt instrument into a fixed rate debt instrument and the application of the general rules regarding original issue discount to such debt instrument. Certain variable rate debt instruments, though, are subject to special rules. If such special rules apply to Notes, any material United States Federal income tax consequences to a United States holder of such Notes resulting therefrom will be discussed in the applicable Pricing Supplement.

     While each United States holder of an OID Note which matures more than one year from the issue date will be required to accrue original issue discount income under a constant yield method, as described above, a taxpayer may also elect to include in gross income all interest that accrues on a debt instrument (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount (as defined below), unstated interest, as adjusted by any amortizable bond premium or acquisition premium (as discussed below)) under a constant yield method.

     As a result of this "constant yield" method of including original issue discount income, the amounts so includible in income by a United States holder in respect of an OID Note denominated in U.S. dollars are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

     OID Notes which are subject to redemption prior to maturity may be subject to rules that differ from the general rules discussed above. Holders who intend to purchase OID Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult with their own tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

     Under the OID Regulations, no payment of interest on a Note that matures one year or less from the date of its issuance would be considered to be qualified stated interest. Therefore, any such Note would be considered to be issued with original issue discount. In general, a United States holder who uses the cash method of tax accounting and who holds an OID Note that matures one year or less from the date of its issuance (a "short-term OID Note") is not required to accrue original issue discount for United States Federal income tax purposes unless such holder elects to do so. United States holders who utilize the accrual method of accounting and certain other holders, including banks and dealers in securities, are required to include original issue discount (or alternatively, acquisition discount) on such short-term OID Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States holder who is not required, and does not elect, to include original issue discount in income currently, any gain recognized on the sale, exchange or retirement of a short-term OID Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or alternatively under the constant yield method) through the date of sale, exchange or retirement. In addition, such non-electing United States holders who are not subject to the current inclusion requirement described in the fourth sentence of this paragraph will be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term OID Notes until such original issue discount is included in such holder's income.

     In the case of an OID Note denominated in a foreign currency, a United States holder should determine the U.S. dollar amount includible in income as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above, and (ii) translating the foreign currency amount so derived at the average exchange rate in effect during that accrual period or, at the United States holder's election, at the spot rate of exchange on the last day of the accrual period. Because exchange rates may fluctuate, a United States holder of an OID Note denominated in a foreign currency may recognize a different amount of original issue discount income in each accrual period than would the holder of a similar OID Note denominated in U.S. dollars.

     A subsequent United States holder of an OID Note that purchases the Note at a cost less than its remaining redemption amount also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. The remaining redemption amount is the total amount of all future payments due under such Note other than qualified stated interest. However, if the subsequent United States holder acquires the OID Note at a lower yield to maturity than the yield of the Note for original issue discount purposes with respect to the initial holder of the Note, the subsequent United States holder may reduce its periodic inclusions of original issue discount income to reflect the lower yield to maturity of the Note or elect to compute original issue discount accruals by treating the purchase as a purchase at original issue and applying the mechanics of the constant yield method.

PREMIUM AND MARKET DISCOUNT

     A United States holder of a Note that purchases the Note at a cost greater than its principal amount will be considered to have purchased the Note at a premium, and may make an election, applicable to all notes purchased at a premium and held by such holder, to amortize such premium, using a constant yield method, over the remaining term of such notes. In the case of a Note denominated in a foreign currency purchased at a premium, a United States holder should calculate the amortization of the premium in the relevant foreign currency and should reduce interest income by the amortizable bond premium in units of such foreign currency. Exchange gain or loss is realized with respect to such amortizable premium by treating such premium as a return of principal.

     If a United States holder of a Note purchases the Note at a price that produces a yield to maturity higher than the yield to maturity at which such Note first was issued, the Note generally will be considered to bear "market discount" in the hands of such United States holder. In such case, gain realized by the United States holder on the sale, exchange or retirement of the Note generally will be treated as ordinary income to the extent of the market discount that accrued on the Note while held by such holder and such holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Note (unless the holder elects to include such market discount in income as it accrues). In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the holder, under a constant yield method. With respect to Notes which are denominated in a foreign currency, the amount of market discount which accrues during any accrual period will be determined in the foreign currency and translated into U.S. dollars (i) at the spot rate of exchange on the date the Note is disposed of, or (ii), if the holder elects to include such market discount in income as it accrues, at the average exchange rate for the accrual period. A United States holder will recognize foreign currency gain or loss, as the case may be, to the extent that the spot rate on the date the Note is disposed of differs from the rate used to accrue such market discount.

NOTES WITH CONTINGENT PAYMENTS

     The tax consequences to United States holders of Notes with contingent payments will depend on factors including the specific index or indices used to determine payments on such Notes and the amount and timing of any noncontingent payments on such Notes. A description of any material United States Federal income tax considerations relevant to United States holders of such Notes will be set forth in the applicable Pricing Supplement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A 31% backup withholding tax and information reporting requirements apply in the case of certain noncorporate United States holders to certain payments of principal of, premium, if any, and interest on an obligation, and to the proceeds of the sale or redemption of an obligation before maturity. The payor will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if the United States holder fails to furnish his correct taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations and persons who are not United States persons (if such a holder certifies as to its non-United States status and the payor does not have actual knowledge that such certificate is false)) are not subject to the backup withholding tax and information reporting requirements.

     These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules to the Notes could be changed.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Under the terms of the Distribution Agreement dated as of May ___ , 1996 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co., Citicorp Securities, Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and NationsBanc Capital Markets, Inc. (the "Agents"), each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission ranging (except as otherwise provided in a Pricing Supplement with respect to certain Original Issue Discount Notes) from 0.125% to 1.000% of the principal amount of each Note, depending on its maturity, sold through such Agent. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it, in whole or in part.

     The Company also may sell Notes to any Agent, acting as principal, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale or otherwise, as determined by such Agent. The Agents may sell Notes to any dealer at a discount and, unless otherwise indicated in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     The Notes may also be sold by the Company directly to investors (other than broker-dealers) in those jurisdictions in which the Company is permitted to do so. No commission will be paid on Notes sold directly by the Company.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

     The Notes may also be sold at the price to the public set forth herein to dealers who may resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds.

     Each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops.

     The Agents do not intend to confirm sales to accounts over which they exercise discretionary authority.

     Goldman, Sachs & Co. has rendered financial advisory services to the Company from time to time and has received customary fees for its services. From time to time the other Agents and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform services for, the Company and its affiliates in the ordinary course of business.

                             VALIDITY OF THE NOTES

     The validity of the Notes offered hereby will be passed upon for the Company by Nicholas J. Calise, Vice President, Associate General Counsel and Secretary of the Company, and for the Agents by Sullivan & Cromwell, New York, New York. The opinions of Mr. Calise and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of a particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the dates of such opinions. As of April 25, 1996, Mr. Calise owned approximately 8,590 shares of the Company's Common Stock; held 4,000 Restricted Shares and 12,200 Performance Shares under the Company's Stock Option Plan, all of which are subject to forfeiture; held options to purchase 76,000 shares of Common Stock; and had credited to his account in the Company's Retirement Plus Savings Plan approximately 4,023 shares of Common Stock.

[B.F.GOODRICH LOGO]


                            THE B.F.GOODRICH COMPANY

                                DEBT SECURITIES
                            ------------------------

     The B.F.Goodrich Company may from time to time offer Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate (which may be fixed or variable), if any, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price, any intent of any underwriter or agent to make a market in the Debt Securities and any other terms in connection with the offering and sale of such Debt Securities.

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". Such underwriters may include Goldman, Sachs & Co., or may be a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. and such other firms may also act as agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                              GOLDMAN, SACHS & CO.

                            ------------------------

                  The date of this Prospectus is May __, 1996.

                             AVAILABLE INFORMATION

     The B.F.Goodrich Company (including its subsidiaries unless the context otherwise requires, the "Company" or "BFGoodrich") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

     The Company has filed with the Commission registration statements on Form S-3 (herein, together with all amendments and exhibits, collectively referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-892) pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995; and

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to The B.F.Goodrich Company, 3925 Embassy Parkway, Akron, Ohio 44333-1799,
Attention: Secretary, telephone: (330) 374-3985.

                                  THE COMPANY

     BFGoodrich participates in two principal business segments: BFGoodrich Aerospace ("Aerospace") and BFGoodrich Specialty Chemicals ("Specialty Chemicals"). Aerospace includes the Landing Systems Group, which manufactures aircraft wheels and brakes and aircraft landing gear; the Sensors and Integrated Systems Group, which manufactures sensors and related equipment, fuel and integrated utility measurement and management systems, and engine ignition systems; the Safety Systems Group, which manufactures aircraft evacuation slides and rafts, ice protection systems, navigation, traffic alert and collision avoidance systems, weather detection systems, and airport and aircraft lighting components; and the Maintenance, Repair and Overhaul Group, which repairs and overhauls commercial airframes, components, wheels and brakes, landing gear, instruments and avionics for commercial, regional, business and general aviation customers. Specialty Chemicals includes the Specialty Plastics Group, which manufactures thermoplastic polyurethanes, low combustibility/high temperature plastics, static-dissipating polymers and reaction-injection molding resins; the Specialty Additives Group, which manufactures synthetic thickeners and emulsifiers, control release and suspension agents, polymer emulsions, rubber and lubricant additives, and plastic and adhesive additives and modifiers; and the Sealants and Coatings Group, which manufactures insulating glass sealants, construction sealants and waterproof coatings, commercial glazing products and roofing products. In addition, the Company has Other Operations which include the manufacture of chlorine, caustic soda, ethylene, and various by-products and co-products.

     BFGoodrich maintains its principal executive offices at 3925 Embassy Parkway, Akron, Ohio 44333-1799 (telephone: (330) 374-3985). The Company was incorporated under the laws of the State of New York in 1912 as a successor to a business founded in 1870.

RATIO OF EARNINGS TO FIXED CHARGES

                                          YEAR ENDED DECEMBER 31,                    THREE MONTHS
                             --------------------------------------------------         ENDED
                              1991       1992       1993       1994       1995      MARCH 31, 1996
                             ------     ------     ------     ------     ------     --------------
                               1.83       1.20       1.19       2.64       3.70           2.70

     For the purpose of computing the ratio of earnings to fixed charges, "earnings" represent income from continuing operations before income taxes, fixed charges (excluding capitalized interest and distributions on quarterly income preferred securities), amortization of previously capitalized interest and undistributed earnings (losses) of affiliated companies which are accounted for on the equity method. "Fixed charges" consist of interest expense (including capitalized interest and interest costs on company-owned life insurance policies), amortization of debt discount or premium, the portion of rental expense representative of an interest factor and distributions on quarterly income preferred securities.

                                USE OF PROCEEDS

     Except as may be set forth in the Prospectus Supplement accompanying this Prospectus, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes.

                           DESCRIPTION OF SECURITIES

GENERAL

     The Debt Securities offered hereby will be issuable in one or more series under an Indenture, dated as of May 1, 1991 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended ("TIA"), and the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever references are made to particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such references.

     The Debt Securities to be offered by this Prospectus are limited to $300,000,000 in aggregate principal amount. The aggregate principal amount of Debt Securities which can be issued under the Indenture is unlimited. Except as otherwise provided in the Prospectus Supplement relating to a particular series of Debt Securities, the Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Debt Securities may be issued in one or more series, as may be authorized from time to time by the Company. (Section 2.5)

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered hereby (the "Offered Debt Securities") for the following terms, where applicable, of the Offered Debt Securities: (1) the designation, the aggregate principal amount and the authorized denominations of the Offered Debt Securities; (2) the percentage of principal amount at which the Offered Debt Securities will be issued; (3) the currency or currencies in which the principal of and interest, if any, on the Offered Debt Securities will be payable; (4) the date or dates on which the Offered Debt Securities will mature;
(5) the rate or rates at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined; (6) the dates on which and places at which such interest, if any, will be payable; (7) the terms of any mandatory or optional repayment or redemption (including any sinking fund); and (8) any other terms of the Offered Debt Securities. The Indenture provides that Debt Securities of a single series may be issued at various times, with different maturity dates and redemption and repayment provisions (if any) and may bear interest at different rates. (Section 2.5) Interest, if any, on the Offered Debt Securities is to be payable to the persons, and in the manner, specified in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be unsecured, unsubordinated indebtedness of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The Debt Securities will be issued in fully registered form, and, with regard to each series of Debt Securities in respect of which this Prospectus is being delivered, in the denominations set forth in the Prospectus Supplement relating to such series. The Company will maintain in the place specified in the Prospectus Supplement relating to a particular series of Debt Securities, an office or agency where the Debt Securities of such series may be presented for payment and may be transferred or exchanged. (Section 3.2) No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.10)

     Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL NOTE, DELIVERY AND FORM

     Except as otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the Debt Securities will be issued in the form of one or more fully registered Global Notes (collectively, the "Global Note") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. The Depository currently limits the maximum denomination of any single Global Note to $150,000,000. Therefore, for purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of Debt Securities.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations.

Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

     The Depository advises that pursuant to procedures established by it (i) upon issuance of the Global Note by the Company in connection with the sale thereof to an underwriter or underwriters, the Depository will credit the accounts of Participants designated by such underwriter or underwriters with the principal amount of the Notes purchased by such underwriter or underwriters and
(ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants), by the Participants (with respect to indirect participants and certain beneficial owners) and by indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Note is limited to such extent.

     So long as a nominee of the Depository is the registered owner of the Global Note, such nominee for all purposes will be considered the sole owner or holder of such Debt Securities under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     Neither the Company, the Trustee, any paying agent nor any registrar of the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Debt Securities registered in the name of the Depository's nominee will be made in immediately available funds to the Depository's nominee as the registered owner of the Global Note. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal and interest on such Debt Securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Note. The Depository has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown in the records of the Depository. The Depository's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by Participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the Participants or indirect participants.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities in definitive form in exchange for the Global Note. In addition, the Company may at any time determine not to have the Debt Securities represented by a Global Note and, in such event, will issue Debt Securities in definitive form in exchange for the Global Note. In either instance, an owner of a beneficial interest in the Global Note will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

CERTAIN COVENANTS

     Limitation on Liens. For the benefit of each series of Debt Securities issued under the Indenture, the Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (hereinafter called "Debt") other than guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services, secured by pledge of, or mortgage, deed of trust or other lien on, any Principal Property owned by the Company or any Restricted Subsidiary, or any shares of stock or Debt of any Restricted Subsidiary (such pledges, mortgages, deeds of trust and other liens being hereinafter called "Mortgage" or "Mortgages"), except with respect to each series of Debt Securities any Debt so secured on the date of issuance of such series, without effectively providing that the Debt Securities of all series (together with, if the Company shall so determine, any other Debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt which would otherwise be prohibited, plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined below) which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below would not exceed the sum of 10% of Consolidated Net Tangible Assets; provided, however, that these restrictions shall not apply to, and there shall be excluded from secured Debt in any computation under these restrictions, Debt secured by: (i) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) Mortgages to secure indebtedness of any Restricted Subsidiary to the Company or to another Restricted Subsidiary; (iii) Mortgages for taxes, assessments or governmental charges or levies in each case (a) not then due and delinquent or
(b) the validity of which is being contested in good faith by appropriate proceedings, and materialmen's, mechanics', carriers', workmen's, repairmen's, landlord's or other like Mortgages, or deposits to obtain the release of such Mortgages; (iv) Mortgages arising under an order of attachment or distraint or similar legal process so long as the execution or enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith; (v) Mortgages to secure public or statutory obligations or to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, bids or contracts or to secure (or in lieu of) surety or appeal bonds and Mortgages made in the ordinary course of business for similar purposes; (vi) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute (including Debt of the Pollution Control or Industrial Revenue Bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; (vii) Mortgages on property (including any lease which should be capitalized on the lessee's balance sheet in accordance with generally accepted accounting principles), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation or through purchase or transfer of the properties of a corporation as an entirety or substantially as an entirety) or to secure the payment of all or any part of the purchase price or construction cost or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within one year after, the acquisition of such property or shares or Debt or the completion of any such construction (including any improvements on an existing property) or the commencement of commercial operation of such property, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof; (viii) Mortgages existing at the date of the Indenture; and (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (viii), inclusive; provided, however, that (a) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property) and (b) the Debt secured by such Mortgage at such time is not increased. (Section 3.4)

     Limitation on Sales and Leasebacks. For the benefit of each series of Debt Securities issued under the Indenture, the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or any such Restricted Subsidiary for a period, including renewals in excess of three years, of any Principal Property owned by the Company or such Restricted Subsidiary which has been or is to be sold or transferred more than one year after the acquisition thereof or after the completion of construction and commencement of full operation thereof, by the Company or any such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "sale and leaseback transaction") unless either: (i) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Debt Securities of all series pursuant to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (ix) of such covenant) or (ii) the Company within 270 days after the sale or transfer shall have been made by the Company or by any such Restricted Subsidiary, applies an amount equal to the greater of (a) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (b) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement (as determined by any two of the following: the chairman of the Board of Directors of the Company, its president, any vice president, its treasurer and its controller) to (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such sale) having a value at least equal to the net proceeds of such sale or (y) the retirement of Funded Debt of the Company (and any retirement of Debt Securities of any series pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision restricting any refunding operations with moneys borrowed having an interest cost to the Company in excess of a certain amount with respect to the Debt Securities of such series); provided, however, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (a) the principal amount of any Debt Securities of any series (or, if the Debt Securities of any series are original issue discount Debt Securities, such portion of the principal amount as may be due and payable with respect to such series pursuant to a declaration in accordance with Section 5.1 of the Indenture) delivered within 270 days after such sale to the Trustee for retirement and cancellation and (b) the principal amount of Funded Debt, other than the Debt Securities of any series, voluntarily retired by the Company within 270 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision. (Section 3.5)

     Absence of Other Restrictions. The Indenture does not contain (i) any restrictions on the declaration of dividends; (ii) any requirements concerning the maintenance of any asset ratio; or (iii) any requirement for the creation or maintenance of reserves.

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

     The Indenture permits the Company to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its property to any other entity authorized to acquire and operate the same; provided, however, (i) that the Person (if other than the

Company) formed by such consolidation, or into which the Company is merged or which acquires or leases substantially all of the property of the Company, expressly assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) that the Company or such successor entity shall not immediately after such consolidation or merger, or such sale, conveyance or lease, be in default in the performance of any covenant or condition of the Indenture and
(iii) that certain other conditions are met. (Article Eight)

CERTAIN DEFINITIONS APPLICABLE TO COVENANTS

     "Attributable Debt" shall mean, as to any particular lease under which the Company is at the time liable, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to such lease (as determined by certain officers of the Company as set forth in the Indenture) or (ii) the total net amount of rent required to be paid by the Company under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease, as determined by certain officers of the Company as set forth in the Indenture, compounded semiannually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness and capital lease obligations) and (ii) all goodwill, all as shown in the audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company's then most recent annual report to stockholders.

     "Funded Debt" shall mean all indebtedness for money borrowed having a maturity of more than
12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

     "Principal Property" shall mean any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing and located in the United States of America, in each case the net book value of which on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets; provided, however, that Principal Property shall not include (i) any building, structure or facility which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular building, structure or facility which, in the opinion of the Company, is not of material importance to the use or operation of such building, structure or facility.

     "Restricted Subsidiary" shall mean any Subsidiary (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America and (ii) which owns a Principal Property; provided, however, that Restricted Subsidiary shall not include any Subsidiary the primary business of which consists of financing operations in connection with leasing and conditional sales transactions on behalf of the Company and its Subsidiaries, and/or purchasing accounts receivable and/or making loans secured by accounts receivable or inventory, or which is otherwise primarily engaged in the business of a finance company. As of the date of this Prospectus, the only Restricted Subsidiary is TRAMCO, INC.

     "Subsidiary" shall mean any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. (Section 1.1)

EVENTS OF DEFAULT, WAIVER AND NOTICE

     As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default in the payment of any installment of interest, if any, on the Debt Securities of such series and the continuance of such default for a period of 10 days; (b) default in the payment of the principal of (and premium, if any, on) any of the Debt Securities of such series when due, whether at maturity, upon redemption, by declaration or otherwise; (c) default in the payment of a sinking fund installment, if any, on the Debt Securities of such series; (d) default by the Company in the performance of any other covenant or agreement contained in the Indenture for the benefit of such series and the continuance of such default for a period of 90 days after written notice as provided in the Indenture; (e) acceleration of any indebtedness for money borrowed by the Company in excess of $50,000,000 under the terms of the instrument under or by which such indebtedness is issued, evidenced or secured if such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency and reorganization of the Company; and (g) any other Event of Default established with respect to Debt Securities of that series. (Sections 2.5 and 4.1)

     The Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of any series, give all holders of Debt Securities of such series then outstanding notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal (and premium, if any) or interest, if any, on any Debt Security of any series, or in the payment of any sinking fund installment with respect to Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of all holders of Debt Securities of such series then outstanding. (TIA)

     The Indenture provides that if an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount (calculated as provided in the Indenture) of the Debt Securities of such series then outstanding may declare the principal (or, in the case of original issue discount Debt Securities, the portion thereof as may be specified in the Prospectus Supplement relating to such series) of the Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately. (Section 4.1)

     Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal (or premium, if any) or interest, if any, on such Debt Securities not theretofore cured) may be waived by the holders of not less than a majority in aggregate principal amount (calculated as provided in the Indenture) of the Debt Securities of such series then outstanding. (Section 4.9)

     The TIA requires that the Company file with the Trustee annually a written statement as to the presence or absence of certain defaults under the terms of the Indenture. (TIA)

     The Indenture provides that, if a default or an Event of Default shall have occurred and be continuing, the holders of not less than a majority in aggregate principal amount (calculated as provided in the Indenture) of the Debt Securities of such affected series then outstanding (with each such series voting separately as a class) shall have the right to direct the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust or power conferred on the Trustee by the Indenture with respect to Debt Securities of such series. (Section 4.8)

     The Indenture provides that the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the direction of the holders of Debt Securities unless such holders shall have offered to the Trustee reasonable security or indemnity against expenses and liabilities. (Section 5.1(d))

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust), upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. (Section 12.2) Such a trust may only be established if, among other things, the Company delivers to the Trustee an opinion of counsel (who may be counsel to the Company) stating that either (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 12.4)

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture provides that the Company may omit to comply with certain restrictive covenants in Sections 3.4 and 3.5, and Section 4.1(d) (described in clause (d) under the caption "Events of Default" above), which noncompliance shall not be deemed to be an Event of Default under the Indenture and the Debt Securities of a series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series. The obligations of the Company under the Indenture and the Debt Securities of such series, other than with respect to the covenants referred to above, and the Events of Default, other than the Event of Default referred to above, shall remain in full force and effect. (Section 12.3) Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that the holders of the Debt Securities of such series will not recognize income, gain, or loss for Federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 12.4)

     In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of a series as described in the preceding paragraph and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clause (d) under the caption "Events of Default" above, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount (calculated as provided in the Indenture) of the outstanding Debt Securities of all series affected by such modification (all such series voting as a single class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities; provided that no such modification shall (i) extend the fixed maturity of any Debt Security, or reduce the principal or premium amount thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal amount thereof or interest or premium thereon payable in any coin or currency other than that provided in the Debt Security, or reduce the portion of the principal amount of an original issue discount Debt Security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any Debt Security, or reduce the overdue rate thereof, or impair, if the Debt Securities provide therefor, any right of repayment at the option of the holder of a Debt Security, without the consent of the holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities the consent of the holders of which is required for any such modification, without the consent of the holder of each Debt Security so affected. (Section 7.2)

     The Indenture also permits the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of any Debt Securities to evidence the merger of the Company or the replacement of the Trustee and for certain other purposes. (Section 7.1)

CONCERNING THE TRUSTEE

     The Trustee is also the trustee under an Indenture of Trust and Pledge, dated as of December 1, 1981, under which the Company has guaranteed the payment of $27 million aggregate principal amount of Port Facilities Bonds due 2001 and 2011, an Indenture of Trust and Pledge, dated as of December 1, 1981, under which the Company has guaranteed the payment of $19.5 million aggregate principal amount of Pollution Control Revenue Bonds due 2001 and 2011, and an Indenture of Trust and Pledge, dated as of March 1, 1982, under which the Company has guaranteed the payment of $1 million aggregate principal amount of Industrial Revenue Bonds due 2001. In addition, the Company maintains deposit accounts and conducts other banking transactions with the Trustee in the ordinary course of the Company's business.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co. or a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. and such other firms may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement accompanying this Prospectus.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     The Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     If so indicated in the Prospectus Supplement accompanying this Prospectus, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Goldman, Sachs & Co. has rendered financial advisory services to the Company from time to time and has received customary fees for its services.

                          VALIDITY OF DEBT SECURITIES

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Nicholas J. Calise, Vice President, Associate General Counsel and Secretary of the Company, and for the underwriters or agents, as the case may be, by Sullivan & Cromwell, New York, New York. As of April 25, 1996, Mr. Calise owned approximately 8,590 shares of the Company's Common Stock; held 4,000 Restricted Shares and 12,200 Performance Shares under the Company's Stock Option Plan, all of which are subject to forfeiture; held options to purchase 76,000 shares of Common Stock; and had credited to his account in the Company's Retirement Plus Savings Plan approximately 4,023 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of The B.F.Goodrich Company incorporated by reference in The B.F.Goodrich Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT          PAGE
                                       ----
Description of Notes.................. S-2
United States Tax Considerations...... S-13
Supplemental Plan of Distribution..... S-19
Validity of the Notes................. S-20

              PROSPECTUS
Available Information.................   2
Incorporation of Certain Documents by
  Reference...........................   2
The Company...........................   3
Use of Proceeds.......................   3
Description of Securities.............   3
Plan of Distribution..................  11
Validity of Debt Securities...........  12
Experts...............................  12

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                  $300,000,000

                                THE B.F.GOODRICH
                                    COMPANY

                               MEDIUM-TERM NOTES,
                                    SERIES A

                       ---------------------------------
                       ---------------------------------

                              GOLDMAN, SACHS & CO.
                           CITICORP SECURITIES, INC.
                               J.P. MORGAN & CO.
                              MORGAN STANLEY & CO.
                        INCORPORATED
                       NATIONSBANC CAPITAL MARKETS, INC.
- ------------------------------------------------------
- ------------------------------------------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC filing fee...................................................$ 51,724.13
Printing and engraving expenses..................................  10,000.00
Rating agency fees...............................................  70,000.00
Trustee's fees...................................................  10,000.00
Legal fees.......................................................  20,000.00
Accounting expenses..............................................  15,000.00
Blue Sky fees and expenses.......................................  10,000.00
Other............................................................  23,275.87
                                                                   ---------
Total............................................................$210,000.00
____________________

*All estimates except for filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                Under the Company's Restated Certificate of Incorporation no member of the Board of Directors shall have any personal liability to the Company or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the Director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's acts violated section 719 of the New York Business Corporation Law ("B.C.L.") (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the Company's Restated Certificate of Incorporation filed as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

                Under the Company's By-Laws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other corporation in any capacity at the request of the Company shall be indemnified by the Company to the extent and in a manner permissible under the laws of the State of New York.

                In addition, the Company's By-Laws provide indemnification for directors and officers where they are acting on behalf of the Company where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest, or gained a financial profit or other advantage to which he was not legally entitled. The By-Laws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer or after rescission or modification of the By-Laws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional
indemnification which may be permitted by later amendment to the B.C.L.   The
By-Laws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of the Company's By-Laws filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1990.

                The Company has insurance to indemnify its directors and officers, within the limits of the Company's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

                Reference is made to Sections 721-726 of the B.C.L., which are summarized below.

               Section 721 of the B.C.L. provides that indemnification pursuant to the B.C.L. shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

               Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the B.C.L. provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

               Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the B.C.L.)

               Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

               Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENTS
- -------                         ------------------------

*1      -       Form of Underwriting Agreement.

 1(a)   -       Form of Distribution Agreement.

*4.     -       Indenture dated as of May 1, 1991 between the Company and the
                Trustee.

 4(a)   -       Form of Fixed Rate Note.

 4(b)   -       Form of Floating Rate Note.

5.      -       Opinion re validity of Debt Securities of Nicholas J. Calise,
                Esq., Vice President, Associate General Counsel and Secretary
                (including consent).

12.     -       Computation of Ratio of Earnings to Fixed Charges.

23(a)   -       Consent of Ernst & Young LLP, independent auditors.

23(b)   -       Consent of Nicholas J. Calise, Esq. (contained in his opinion filed as Exhibit 5).

24.     -       Power of Attorney.

25.     -       Form T-1 Statement of Eligibility and Qualification of the
                Trustee.

____________
* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 33-65658).


ITEM 17. UNDERTAKINGS.

                The undersigned Registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Act;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

                (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                (4) that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to
         Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (5) that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus, filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bath, State of Ohio, on May 8, 1996.

                                       THE B.F.GOODRICH COMPANY


                                       By /s/ Nicholas J. Calise
                                         -------------------------------------
                                         Nicholas J. Calise
                                         Vice President, Associate General
                                         Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on May 8, 1996.

John D. Ong*                                 Thomas H. O'Leary*
- --------------------------------------       --------------------------------------
(John D. Ong)                                (Thomas H. O'Leary)
Chairman and Chief Executive                 Director
Officer and Director
(Principal Executive Officer)


David L. Burner*                             Joseph A. Pichler*
- --------------------------------------       --------------------------------------
(David L. Burner)                            (Joseph A. Pichler)
President and Director                       Director


D. Lee Tobler*                               Alfred M. Rankin, Jr.*
- --------------------------------------       --------------------------------------
(D. Lee Tobler)                              (Alfred M. Rankin, Jr.)
Executive Vice President and                 Director
Chief Financial Officer and Director
(Principal Financial Officer)


Steven G. Rolls*                             Ian M. Ross*
- --------------------------------------       --------------------------------------
(Steven G. Rolls)                            (Ian M. Ross)
Vice President and Controller                Director
(Principal Accounting Officer)


Jeanette Grasselli Brown*                    William L. Wallace*
- --------------------------------------       --------------------------------------
(Jeanette Grasselli Brown)                   (William L. Wallace)
Director                                     Director


George A. Davidson, Jr.*                     Richard de J. Osborne*
- --------------------------------------       --------------------------------------
(George A. Davidson, Jr.)                    (Richard de J. Osborne)
Director                                     Director


James J. Glasser*                            A. Thomas Young*
- --------------------------------------       --------------------------------------
(James J. Glasser)                           (A. Thomas Young)
Director                                     Director


*The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.



/s/ Nicholas J. Calise
- -------------------------------
Nicholas J. Calise

                                 EXHIBIT INDEX

                                                                                        PAGINATION
                                                                                            BY
                                                                                        SEQUENTIAL
EXHIBIT                           EXHIBIT                                               NUMBERING
NUMBER                          DESCRIPTION                                              SYSTEM
- -------                         -----------                                             ----------
*1      -       Form of Underwriting Agreement.

 1(a)   -       Form of Distribution Agreement.

*4.     -       Indenture dated as of May 1, 1991 between the Company and the
                Trustee.

 4(a)   -       Form of Fixed Rate Note.

 4(b)   -       Form of Floating Rate Note.

 5.      -      Opinion re validity of Debt Securities of Nicholas J. Calise,
                Esq., Vice President, Associate General Counsel and Secretary
                (including consent).

 12.     -      Computation of Ratio of Earnings to Fixed Charges.

 23(a)   -      Consent of Ernst & Young LLP, independent auditors.

 23(b)   -      Consent of Nicholas J. Calise, Esq. (contained in his opinion filed as Exhibit 5).

 24.     -      Power of Attorney.

 25.     -      Form T-1 Statement of Eligibility and Qualification of the
                Trustee.

____________
*  Previously filed as an exhibit to the Registrant's Registration
   Statement on Form S-3 (File No. 33-65658).
